Hawk Announces Full Year and Fourth Quarter 2008 Results

•	Full year net sales increased by 24.9% over prior year period to record $269.6 million; fourth quarter net sales increased by 5.5% to $57.9 million
•
Full year income from continuing operations, after taxes increased to a record $22.6 million, or $2.40 per diluted share; fourth quarter income from continuing operations, after taxes increased 15.0% to $2.3 million

•	Cash and investments increased to $93.3 million at December 31, 2008 from $81.0 million at December 31, 2007; cash and investments exceed total debt by $6.2 million as of December 31, 2008

CLEVELAND, Ohio – March 10, 2009 – Hawk Corporation (NYSE Alternext US: HWK) announced today that net sales from continuing operations for the three months ended December 31, 2008, increased by 5.5% or $3.0 million, to $57.9 million from $54.9 million in the comparable prior year period.  Although net sales were up in the quarter over quarter period, the Company began to feel the effects of the economic slowdown during the fourth quarter of 2008. The Company had anticipated a slowdown and had previously incorporated  its impact into its fourth quarter net sales guidance.  Most of the Company’s end-markets continued to show increases during the fourth quarter of 2008 compared to the prior year.  However, the rate of increase during the fourth quarter slowed considerably from the growth rates achieved during the prior three quarters of 2008.  Additionally, as a result of the strengthening of the U.S. dollar against other currencies during the fourth quarter of 2008, the Company’s reported net sales increase of 5.5% would have been 8.3% when compared to the fourth quarter of 2007.  Net sales for the full year ended December 31, 2008 increased by 24.9% to a record $269.6 million from $215.9 million in 2007.

Income from operations for the three months ended December 31, 2008 was $5.4 million, an increase of $1.0 million, or 22.7%, from $4.4 million in the prior year period.  Income from operations benefited from sales volume increases, pricing actions which took place in 2008, continued implementation of lean manufacturing initiatives and product mix.  The increase during 2008 compared to the same period of 2007 was partially offset by increases in raw material component costs, employee compensation and variable incentive compensation expenses during the quarter.  For the year ended December 31, 2008, the Company reported record income from operations of $39.2 million, an increase of $19.7 million, or 101.0%, from $19.5 million in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased to report record sales and net income for the full year 2008.  We serve a variety of markets on a global basis, most of which had shown strong year over year growth through the first nine months of 2008.  We began to experience the effect of the economic downturn in the fourth quarter of 2008 and remain dedicated to managing our business prudently during this challenging time.  Toward that end, we sold the last of our non-core businesses in December 2008, continued the implementation of lean manufacturing and the localization of our supply chain and production processes and adjusted our staffing levels in line with the change in production demands.  We expect to utilize our strong cash position to benefit our customers and achieve our long-term strategic goals.  As of December 31, 2008, our cash and investments totaled $93.3 million.  Our strong balance sheet allows us to be opportunistic in pursuing growth initiatives that include new customer relationships, internal projects and potential acquisitions.”

For the three months ended December 31, 2008, the Company reported income from continuing operations, after income taxes, of $2.3 million, or $0.24 per diluted share, an improvement of $0.3 million or 15.0%, compared to $2.0 million, or $0.21 per diluted share, for the three months ended December 31, 2007.  For the year ended December 31, 2008, the Company reported record income from continuing operations, after taxes, of $22.6 million, or $2.40 per diluted share, an increase of $14.8 million, or 189.7%, compared to income from continuing operations, after taxes of $7.8 million, or $0.82 per diluted share.

The Company reported net income for the three months ended December 31, 2008 of $2.4 million, or $0.26 per diluted share, an increase of $1.7 million, or 242.9%, compared to $0.7 million, or $0.07 per diluted share for the comparable three month period in 2007.  For the full year 2008, the Company reported record net income of $20.8 million, or $2.21 per diluted share, an increase of $3.5 million, or 20.2%, compared to net income of $17.3 million, or $1.83 per diluted share, in 2007.   The period ended December 31, 2007, included a gain, net of tax, on the sale of the Company’s precision components segment of $11.8 million, or $1.26 per diluted share.

Working Capital and Liquidity
Cash and short-term investments increased $12.3 million to $93.3 million as of December 31, 2008, compared to $81.0 million as of December 31, 2007.  Operating cash flows from continuing operations achieved a record $23.6 million in 2008.

As of December 31, 2008, the Company had no borrowings under its revolving credit facility and $18.3 million was available for additional borrowings under the facility based on eligible collateral.

The Company’s total debt of $87.1 million is comprised of senior notes that mature in November 2014.  At December 31, 2008, the Company’s cash and short-term investments exceeded total debt by $6.2 million.

During the year ended December 31, 2008, the Company spent $15.2 million on capital expenditures compared to $7.6 million during the comparable period of 2007.  Depreciation and amortization was $7.8 million in 2008 compared to $7.7 million in 2007.

Business Outlook
Mr. Weinberg continued, “We have taken many actions in light of the economic downturn that began impacting us in the last two months of 2008, including controlling our discretionary spending, implementing headcount reductions and freezing the pay levels of our global salaried workforce.  These actions did not have a material impact on our 2008 financial results but are anticipated to provide a more significant benefit in 2009.  Because of the continued disruptions in the financial and industrial manufacturing markets, we believe business conditions will remain difficult to predict for 2009.  However, we currently anticipate some moderation of the current economic turmoil during the latter half of 2009.  Since we are a wear-part supplier, our products benefit from regular replacement cycles.  Further, during the last few years we have added market share which we expect will contribute to our sales as we go through this uncertain period.”

The 2009 year will be challenging for the Company as it adjusts its production levels to correspond to lower demand in its end-markets.  Forecasting is difficult as the economic outlook is unclear given the dramatic declines in demand experienced in the fourth quarter of 2008, and which have continued into the first quarter of 2009 and the uncertainty surrounding the impact of the stimulative spending programs being initiated by numerous industrialized countries.

In virtually every market that the Company serves, it expects declining volumes compared to extremely strong volumes it experienced in 2008.  The Company is forecasting revenues in 2009 to be in the range of $180.0 million to $200.0 million, which represents a reduction of between 25.8% to 33.2% from the all-time record revenues posted in 2008 of $269.6 million.

The Company has aggressively pursued cost reduction initiatives in response to volume reductions that began in the fourth quarter of 2008, including salary, hourly and temporary workforce reductions representing approximately 19% of its global workforce from employment levels as of the end of the third quarter of 2008.  The Company has also decreased discretionary spending, reduced employee benefit programs, and frozen salary pay rates of its global workforce.  The Company’s variable incentive compensation program will also contribute to an expense reduction as it is designed to fluctuate responsively to the overall profitability of the organization.

The Company took these actions proactively to better match operational resources with its current outlook of demand.  However, the Company cannot predict whether these actions will be sufficient should volumes continue to decline.  If demand returns, the Company expects that it can move quickly to increase production levels to meet increased demand requirements.

Including the anticipated cost savings from the Company’s initiatives, the Company expects its income from operations in 2009 to be between $16.0 and $20.0 million.  This represents a decrease of between 49.0% to 59.2% from income from operations of $39.2 million reported in 2008.

The Company continues to focus on its previously stated goals of utilizing its significant cash position to aggressively pursue strategic acquisition opportunities, execute on share and bond repurchase opportunities and make investment in long-term research and development projects.  However, the Company cannot predict timing of the implementation of any these projects or the impact that any of these projects may have on its earnings.

The Company expects its capital spending in 2009 to be between $8.0 and $10.0 million compared to $15.2 million spent during 2008.  Its effective tax rate is expected to be between 43.0% and 45.0% for the year ending December 31, 2009 compared to 35.0% in 2008.  The expected increase in the effective tax rate in 2009 is primarily the result of anticipated lower foreign taxable earnings and the impact these reduced earnings will have on the Company’s consolidated effective tax rate.

Stock Repurchase Program
On November 24, 2008, the Company’s Board of Directors approved a stock repurchase program pursuant to which the Company is authorized to purchase up to $15.0 million of its outstanding shares of common stock as allowed under its current senior note indenture and credit facility.  Such repurchases may occur from time to time in the open market, in negotiated transactions, or otherwise in accordance with securities laws and regulations.  The timing and amount of any repurchases is determined by the Company’s management, based on its evaluation of market conditions, share price and other factors.  From the program’s inception in November 2008 through February 28, 2009, the Company has purchased 301,373 shares of its common stock at an average price of $15.24 per share.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.  Headquartered in Cleveland, Ohio, Hawk has approximately 950 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the  financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the costs and outcome of the ongoing SEC and DOJ investigations; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, March 10, 2009 at 11:00 a.m. Eastern time.  An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Net sales	$57,887	$54,872	$269,648	$215,879
Cost of sales	44,412	42,687	192,552	164,509
Gross profit	13,475	12,185	77,096	51,370

Operating expenses:
Selling, technical and administrative expenses	7,899	7,560	37,325	31,172
Amortization of finite-lived intangible assets	138	182	589	727
Total operating expenses	8,037	7,742	37,914	31,899
Income from operations	5,438	4,443	39,182	19,471

Interest expense	(2,014)	(2,018)	(8,055)	(9,394)
Interest income	410	941	2,089	3,835
Other (expense) income, net	(49)	138	1,503	(297)
Income from continuing operations, before income taxes	3,785	3,504	34,719	13,615

Income tax provision	1,507	1,488	12,139	5,829

Income from continuing operations, after income taxes	2,278	2,016	22,580	7,786
Income(loss) from discontinued operations, after income taxes	145	(1,312)	(1,738)	9,482

Net income	$2,423	$704	$20,842	$17,268

Diluted earnings per share:
Income from continuing operations, after income taxes	$0.24	$0.21	$2.40	$0.82
Discontinued operations, after income taxes	0.02	(0.14)	(0.19)	1.01
Net earnings per diluted share	$0.26	$0.07	$2.21	$1.83

Average shares and equivalents outstanding - diluted	9,298	9,360	9,356	9,360

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HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$62,520	$21,992
Short-term investments	30,774	58,999
Accounts receivable, net	38,569	37,306
Inventories	41,377	36,719
Deferred income taxes	414	1,355
Other current assets	5,521	4,946
Current assets of discontinued operations	-	5,509
Total current assets	179,175	166,826
Property, plant and equipment, net	47,498	39,575
Other intangible assets	6,568	7,157
Other assets	6,751	5,176
Long-term assets of discontinued operations	-	1,170
Total assets	$239,992	$219,904

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,207	$30,325
Other accrued expenses	23,010	21,434
Current portion of long-term debt	-	59
Current liabilities of discontinued operations	-	1,740
Total current liabilities	53,217	53,558
Long-term debt	87,090	87,090
Deferred income taxes	338	922
Other liabilities	21,956	11,010
Shareholders' equity	77,391	67,324
Total liabilities and shareholders' equity	$239,992	$219,904

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